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                                                                    Exhibit 99.1

[WELLS FARGO BANK, N.A. AS SERVICER - PRIME]

SERVICING EXPERIENCE AND PROCEDURES OF WELLS FARGO BANK

     Servicing Experience

Wells Fargo Bank, N.A. ("WELLS FARGO BANK") is an indirect, wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo Bank is a national banking association and is engaged in a wide range of activities typical of a national bank. Wells Fargo Bank, including its predecessors, has many years of experience in servicing residential mortgage loans, commercial mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank, including its predecessors, has been servicing residential mortgage loans since 1974. These servicing activities, which include collections, loss mitigation, default reporting, bankruptcy, foreclosure and REO Property management, are handled at various Wells Fargo Bank locations including Frederick, Maryland, Fort Mill, South Carolina and other mortgage loan servicing centers. As of the date hereof, Wells Fargo Bank has not failed to make any required advance with respect to any issuance of residential mortgage backed securities.

     Wells Fargo Bank's servicing portfolio of residential mortgage loans (which includes Prime 30-Year Fixed-Rate Relocation Loans, Prime 30-Year Fixed-Rate Non-Relocation Loans, Prime 15-Year Fixed-Rate Loans and Prime Adjustable-Rate Loans as well as other types of residential mortgage loans serviced by Wells Fargo Bank) has grown from approximately $450 billion as of the end of 2000 to approximately $1.005 trillion as of the end of 2005. The table below sets forth for each of the periods indicated the number and aggregate original principal balance of mortgage loans serviced by Wells Fargo Bank (other than any mortgage loans serviced for Fannie Mae, Freddie Mac and Federal Home Loan Banks; mortgage loans insured or guaranteed by the Government National Mortgage Association, Federal Housing Administration or Department of Veterans Affairs; or mortgage loans with respect to which Wells Fargo Bank has acquired the servicing rights, acts as subservicer, or acts as special servicer) for First Lien Non-Conforming, Non-Subprime Loans:

                                   AS OF                        AS OF                        AS OF
                             DECEMBER 31, 2003            DECEMBER 31, 2004            DECEMBER 31, 2005
                        --------------------------   --------------------------   --------------------------
                                      AGGREGATE                    AGGREGATE                    AGGREGATE
                                       UNPAID                       UNPAID                       UNPAID
                                      PRINCIPAL                    PRINCIPAL                    PRINCIPAL
                         NO. OF      BALANCE OF       NO. OF      BALANCE OF       NO. OF      BALANCE OF
                         LOANS          LOANS         LOANS          LOANS         LOANS          LOANS
                        -------   ----------------   -------   ----------------   -------   ----------------
FIRST LIEN
   NON-CONFORMING,
   NON-SUBPRIME LOANS   472,694   $141,120,796,584   553,262   $171,086,652,776   635,091   $218,067,611,101

     Servicing Procedures

     Shortly after the funding of a loan, various types of loan information are loaded into Wells Fargo Bank's automated loan servicing system. Wells Fargo Bank then makes reasonable efforts to collect all payments called for under the Mortgage Loan documents and will, consistent with the applicable servicing agreement and any pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, follow such collection procedures as are customary with respect to loans that are comparable to the Mortgage Loans. Wells Fargo Bank may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a Mortgage Loan and (ii) to the extent not inconsistent with the coverage of such Mortgage Loan by a pool insurance policy, primary mortgage insurance policy, bankruptcy bond or alternative arrangements, if applicable, waive, vary or modify any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any matter grant indulgence to any borrower, subject to the limitations set forth in the applicable servicing agreement.

     Wells Fargo Bank's collections policy is designed to identify payment problems sufficiently early to permit Wells Fargo Bank to address such delinquency problems and, when necessary, to act to preserve equity in a pre-foreclosure Mortgaged Property. Borrowers are billed on a monthly basis in advance of the due date. If a borrower

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attempts to use Wells Fargo Bank's Voice Response Unit ("VRU") to obtain loan information on or after a date on which a late charge is due, the VRU automatically transfers the call to the collection area. Collection procedures commence upon identification of a past due account by Wells Fargo Bank's automated servicing system. If timely payment is not received, Wells Fargo Bank's automated loan servicing system automatically places the Mortgage Loan in the assigned collection queue and collection procedures are generally initiated on the 16th day of delinquency. The account remains in the queue unless and until a payment is received, at which point Wells Fargo Bank's automated loan servicing system automatically removes the Mortgage Loan from that collection queue.

     When a Mortgage Loan appears in a collection queue, a collector will telephone to remind the borrower that a payment is due. Follow-up telephone contacts with the borrower are attempted until the account is current or other payment arrangements have been made. When contact is made with a delinquent borrower, collectors present such borrower with alternative payment methods, such as Western Union, Phone Pay and Quick Collect, in order to expedite payments. Standard form letters are utilized when attempts to reach the borrower by telephone fail and/or in some circumstances, to supplement the phone contacts. Company collectors have computer access to telephone numbers, payment histories, loan information and all past collection notes. Wells Fargo Bank supplements the collectors' efforts with advanced technology such as predictive dialers and statistical behavioral software used to determine the optimal times to call a particular customer. Additionally, collectors may attempt to mitigate losses through the use of behavioral or other models or programs that are designed to assist in identifying workout options in the early stages of delinquency. For those loans in which collection efforts have been exhausted without success, Wells Fargo Bank determines whether foreclosure proceedings are appropriate. The course of action elected with respect to a delinquent Mortgage Loan generally will be guided by a number of factors, including the related borrower's payment history, ability and willingness to pay, the condition and occupancy of the Mortgaged Property, the amount of borrower equity in the Mortgaged Property and whether there are any junior liens.

     Regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of a borrower in default vary greatly from state to state. As such, all foreclosures are assigned to outside counsel, licensed to practice in the same state as the Mortgaged Property. Bankruptcies filed by borrowers are similarly assigned to appropriate local counsel. Communication with foreclosure and bankruptcy attorneys is maintained through the use of a software program, thus reducing the need for phone calls and faxes and simultaneously creating a permanent record of communication. Attorney timeline performance is managed using quarterly report cards. The status of foreclosures and bankruptcies is monitored by Wells Fargo Bank through its use of such software system. Bankruptcy filing and release information is received electronically from a third-party notification vendor.

     Prior to a foreclosure sale, Wells Fargo Bank performs a market value analysis. This analysis includes: (i) a current valuation of the Mortgaged Property obtained through a drive-by appraisal or broker's price opinion conducted by an independent appraiser and/or a broker from a network of real estate brokers, complete with a description of the condition of the Mortgaged Property, as well as other information such as recent price lists of comparable properties, recent closed comparables, estimated marketing time and required or suggested repairs, and an estimate of the sales price; (ii) an evaluation of the amount owed, if any, for real estate taxes; and (iii) estimated carrying costs, brokers' fees, repair costs and other related costs associated with real estate owned properties. Wells Fargo Bank bases the amount it will bid at foreclosure sales on this analysis.

     If Wells Fargo Bank acquires title to a property at a foreclosure sale or otherwise, it obtains an estimate of the sale price of the property and then hires one or more real estate brokers to begin marketing the property. If the Mortgaged Property is not vacant when acquired, local eviction attorneys are hired to commence eviction proceedings and/or negotiations are held with occupants in an attempt to get them to vacate without incurring the additional time and cost of eviction. Repairs are performed if it is determined that they will increase the net liquidation proceeds, taking into consideration the cost of repairs, the carrying costs during the repair period and the marketability of the property both before and after the repairs.

     Wells Fargo Bank's loan servicing software also tracks and maintains tax and homeowners' insurance information and tax and insurance escrow information. Expiration reports are generated periodically listing all policies scheduled to expire. When policies lapse, a letter is automatically generated and issued advising the borrower of such lapse and notifying the borrower that Wells Fargo Bank will obtain lender-placed insurance at the borrower's expense.